Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. ANNOUNCES REGULAR QUARTERLY CASH DIVIDEND

ATLANTA, GEORGIA, April 22, 2014: Rollins, Inc., a premier global consumer and commercial services company (NYSE:ROL), announced that the Board of Directors declared a regular quarterly cash dividend on its common stock of $0.105 per share payable June 10, 2014 to stockholders of record at the close of business May 9, 2014.

Rollins Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC, Orkin Canada, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company, Waltham Services LLC, Crane Pest Control, Trutech LLC, and Rollins Australia, the company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Mexico, Europe, South America, Central America, the Middle East, the Caribbean, Asia, the Mediterranean, Africa, Mexico and Australia from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.indfumco.com, www.walthamservices.com, www.cranepestcontrol.com, www.trutechinc.com, www.allpest.com.au and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.